Exhibit 34.1

Report of Independent Registered Public Accounting Firm

To the Stockholder of Chase Bank USA, National Association:

We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, that Chase Bank USA, National Association (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Bank performed servicing functions set forth in Item 1122(d) involving credit card receivables, for which transactions the Bank acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on or after January 1, 2006, where the related asset-backed securities were outstanding during the twelve month period ending December 31, 2013 (the “Platform”), as of and for the year ended December 31, 2013, excluding criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(x), 1122(d)(4)(xi) 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by it with respect to the Platform. Appendix B to management’s assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Bank complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the Platform is fairly stated, in all material respects.

March 28, 2014

PricewaterhouseCoopers LLP, 41 South High Street, Suite 2500, Columbus, OH 43215
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